SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, California  90071-1406
Phone (757) 670 4818
Fax (757) 670 4685

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$334,625
Class B	$8,096
Class C	$11,673
Class F	$14,517
Total	$368,911
Class 529-A	$7,942
Class 529-B	$637
Class 529-C	$1,785
Class 529-E	$409
Class 529-F	$643
Class R-1	$412
Class R-2	$6,744
Class R-3	$7,952
Class R-4	$4,695
Class R-5	$8,197
Total	$39,416

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7580
Class B	$0.4491
Class C	$0.4595
Class F	$0.7777
Class 529-A	$0.7489
Class 529-B	$0.4067
Class 529-C	$0.4226
Class 529-E	$0.6219
Class 529-F	$0.8268
Class R-1	$0.4657
Class R-2	$0.4498
Class R-3	$0.6307
Class R-4	$0.7749
Class R-5	$0.8829

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	472,771
Class B	18,232
Class C	28,019
Class F1	22,219
Class F2	284
Total	541,525
Class 529-A	13,088
Class 529-B	1,797
Class 529-C	5,092
Class 529-E	788
Class 529-F	1,056
Class R-1	1,031
Class R-2	17,921
Class R-3	15,556
Class R-4	8,348
Class R-5	15,351
Total	80,028

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$28.46
Class B	$27.16
Class C	$26.93
Class F1	$28.21
Class F2	$28.47
Class 529-A	$28.32
Class 529-B	$27.47
Class 529-C	$27.43
Class 529-E	$28.00
Class 529-F	$28.33
Class R-1	$27.51
Class R-2	$27.55
Class R-3	$27.94
Class R-4	$28.29
Class R-5	$28.64